EXHIBIT 21
PERDOCEO EDUCATION CORPORATION
List of Subsidiaries
as of December 31, 2024

Subsidiary	State of Organization
AIU Online, LLC	DE
American InterContinental University System, Inc.	GA
Career Education Student Finance LLC	DE
CEC Educational Services, LLC	IL
CEC Employee Group, LLC	DE
CEC Real Estate Holding, Inc.	DE
Colorado Tech, Inc.	DE
Colorado Technical University, Inc.	CO
Hippo Education, LLC	DE
MAC BriarCol, Inc.	NY
MAC KGC-Mel, Corp.	NY
MAC LCBCS, LLC	DE
MAC LCBNA, LLC	DE
MAC SB, Limited	NY
Marlin Acquisition Corp.	FL
Trident University International, LLC	DE
University of St. Augustine Acquisition Corp.	DE
University of St. Augustine for Health Sciences, LLC	CA
University of St. Augustine Intermediate Corp.	DE
University of St. Augustine Parent Corp.	DE
Words of Wisdom, LLC	IL